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                                  UNITED STATES
                        SECURITIES AND EXHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                              LAYNE CHRISTENSEN CO.
                                (NAME OF ISSUER)


                         Common Stock ($0.001 par value)
                         (TITLE OF CLASS OF SECURITIES)


                                    521050104
                                 (CUSIP NUMBER)


                               December 31, 2018
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 521050104                    13G                     PAGE 2 OF 7 PAGES
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  1   NAMES OF REPORTING PERSONS:

      Massachusetts Mutual Life Insurance Company

----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IC
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CUSIP No. 521050104                    13G                     PAGE 3 OF 7 PAGES
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  1   NAMES OF REPORTING PERSONS:

      Barings LLC

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                            5   SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%

----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IA
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CUSIP No. 521050104                    13G                     PAGE 4 OF 7 PAGES
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Item     1(a) Name of Issuer:

              LAYNE CHRISTENSEN CO.

         1(b) Address of Issuer's Principal Executive Offices:
              1800 Hughes Landing Blvd., Suite 700
              The Woodlands, Texas 77380


Item     2(a) Name of Person Filing:

              (i)  Massachusetts Mutual Life Insurance Company ("MassMutual")
	      (ii) Barings LLC ("Barings")

         2(b) Address of Principal Business Office or, if None, Residence:

              The address of the principal business office of MassMutual:
              1295 State Street
              Springfield, MA  01111

              The address of the principal business office of Barings:
              300 South Tryon Street, Suite 2500
	      Charlotte, NC 28202


         2(c) Citizenship:

              See Item 4 of each cover page.

         2(d) Title of Class of Securities:

              Common Stock ($0.001 par value)

         2(e) CUSIP Number:

              521050104

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CUSIP No. 521050104                    13G                     PAGE 5 OF 7 PAGES
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Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check Whether the Person Filing is a:

         (a)    [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act.

         (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)    [x] Insurance company as defined in section 3(a)(19) of the
                    Exchange Act. (MassMutual)

         (d)    [ ] Investment company registered under Section 8 of the
                    Investment Company Act.

         (e)    [x]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E); (Barings)

         (f)    [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)    [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)    [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item     4    Ownership

         (a)    Amount beneficially owned:   0

         (b)    Percent of class:  0.0%

         (c)    Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 0
		(iii) Sole power to dispose or direct the disposition of: 0
                (iv)  Shared power to dispose or direct the disposition of: 0

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CUSIP No. 521050104                    13G                     PAGE 6 OF 7 PAGES
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Item 5   Ownership of Five Percent or Less of a Class:

         0.0%

Item 6   Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable

Item 8   Identification and Classification of Members of the Group:

         Not applicable

Item 9   Notice of Dissolution of Group:

         Not applicable

Item 10  Certifications:

By signing below I certify that, to the best of its knowledge and belief, the security referred to above was acquired and is held in the ordinary course of business and was not acquired and is not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and was not acquired and is not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 521050104                    13G                     PAGE 7 OF 7 PAGES
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 11, 2019

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
    ---------------------------
Name:  Donald Griffith
Title: Vice President



Dated:  February 11, 2019

BARINGS LLC

By:
    ---------------------------
Name:  Rob Knight
Title: Head of Operational Compliance